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                               DATED: 18 May 1997






                           VISUAL ACTION HOLDINGS INC

                                     - and -

                           VISUAL ACTION HOLDINGS PLC

                                     - and -

                                 PANAVISION INC









                            STOCK PURCHASE AGREEMENT
                             relating to the capital
                           stock of Victor Duncan Inc.







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                            STOCK PURCHASE AGREEMENT

           THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 18, 1997, by and between Visual Action Holdings Inc., a Delaware corporation with its registered office located at 32 Loockerman Square, Suite L-100, Dover, Delaware ("Seller"); Visual Action Holdings plc, an English corporation, with its registered office located at Unit 27, 12 Taunton Road, The Metropolitan Centre, Greenford, Middlesex UB6 8UQ, England ("Parent"); and Panavision Inc., a Delaware corporation with its principal office located at 6219 De Soto Avenue, Woodland Hills, California ("Buyer").

                                   WITNESSETH
                                   ----------

           WHEREAS, Parent, as Vendor, Buyer and Buyer's affiliate, as Purchaser have entered into that certain Agreement as of the date hereof (the "Controlling Agreement") relating to the sale and purchase of the entire film services business (the "Business") of Parent and its subsidiaries (the "Principal Transaction"), which is being structured as a sale and purchase of the capital stock of certain of Parent's subsidiaries engaged in the Business including Victor Duncan, Inc., a Michigan corporation (the "Company"); and

           WHEREAS, Parent is the sole shareholder of Seller, which owns all of the issued and outstanding capital stock of the Company; and

           WHEREAS, the Company has authorised capital stock consisting of 50,000 shares of Common Stock, $1.00 par value per share, of which 20,000 shares (the "Shares") constituting 100% of the issued and outstanding capital stock of the Company, are issued and outstanding and owned of record and beneficially by Seller; and

           WHEREAS, this Agreement is that certain US Share Sale Agreement referred to in the Controlling Agreement, and certain capitalised terms used in the Controlling Agreement are incorporated by reference herein and shall have the same meaning herein as set forth in the Controlling Agreement; and

           WHEREAS, in furtherance of and subject to all of the terms and conditions of the Controlling Agreement and to the Completion of the Principal Transaction in accordance with the Controlling Agreement, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, the Shares, on all of the terms and conditions of


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this Agreement;

                                    AGREEMENT

           NOW, THEREFORE, the parties hereby agree as follows:

1. Sale and Purchase of Shares. At the Closing, upon all of the terms and conditions hereof, Seller shall sell, assign and transfer to Buyer the Shares, and Buyer shall purchase and acquire the Shares, free and clear of any and all liens, encumbrances or rights of third parties.

2. Consideration. The total purchase consideration (the "Purchase Price") for the Shares shall be (pound)8,782,000 of the total consideration payable under clause 3.2 of the Controlling Agreement and adjusted as provided in that agreement.

3. Closing. (a) Subject to the terms and conditions set forth in this Agreement and subject to the prior or simultaneous Completion of the Principal Transaction, the consummation of the purchase and sale of Shares (the "Closing") shall take place at the office of Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York at 10.00a.m., on the date of Completion, or such other date, time or place as the parties may agree upon in writing (the "Closing Date").

            (b) At the Closing, Seller shall deliver (or cause the delivery) to Buyer of:

            (i) transfers of the Shares to Buyer and/or its nominee duly executed by the Seller in registrable form and the share certificates for the Shares;

            (ii) the resignations of the directors of the Company other than Messrs. Marasco and Mills dated as of the Closing Date;

            (iii) instruments evidencing any necessary consents of third parties to the execution and performance of this Agreement;

            (iv) such other documents as Buyer may reasonably request for the purpose of evidencing (x) the accuracy of the Seller's representations and warranties; (y) the performance by Seller of, or compliance by Seller with, the covenants of the Seller; and (z) the existence of the Company and the authority of the Seller to enter into and perform under this Agreement; and




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            (v)  evidence of the release of any liens or other  encumbrances  on the assets of the Company arising from obligations that are not included in the Business Balance Sheet.

           Section 4 Controlling Agreement. Except where inconsistent with the specific provisions of this Agreement, all of the provisions of the Controlling Agreement are incorporated into this Agreement.

           Section 5 Additional Representations and Warranties of Seller

            (a) Financial Statements

            (i) Business Balance Sheet. The unaudited proforma balance sheets of the Company as of December 31, 1996 and as of April 30, 1997 set forth on Schedule A hereto (the "Business Balance Sheet") (i) is complete and correct in all material respects having been properly extracted from the books and records of the Company, and (ii) reflects accurately in all material respects all accrued costs and expenses of the Company; provided that it is understood that a good faith allocation of assets and liabilities has been made by the Company between the Company and ABSI (the company referred to in Section 6(a)).

            (ii) Income Statement. The unaudited statements of income of the Company for the twelve months ended December 31, 1996 and for the four months ended April 30, 1997 set forth on Schedule B hereof presents fairly the revenues and expenses of the Company for such periods having been properly extracted from the books and records of the Company; provided that it is understood that a good faith allocation of revenues and expenses has been made by the Company between the Company and ABSI.

            (b) Employee Plans. Except as set forth on Schedule C hereto (the "Plans"), the Company does not maintain or contribute to, is not a party to, nor has incurred any liability or contingent liability with respect to, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or any other written, unwritten, formal or informal plan or agreement, involving direct or indirect compensation other than practices involving the payment of salaries or wages, workers' compensation, unemployment compensation and other government progress, with respect to the employees of the Company. None of the Plans is a Multiemployer Plan or is subject to Title IV of ERISA. With respect to the Plans, the


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requirements  of ERISA and the  Internal  Revenue Code of 1986,  as amended,  as applicable, have been fulfilled in all material respects. Except as set forth on Schedule C, the Company has no knowledge of any claims by any of its employees
relating  to  the  terms  and  conditions  of  their   employment  which  remain
outstanding other than claims respecting a routine payment or provisions of compensation or benefits in the ordinary course of business of the Company in accordance with its past practices. Except as set forth on Schedule C, the Company has incurred no liability or contingent liability with respect to any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained or contributed to by any other member of a "controlled group" (within the meaning of Section 4971(e)(2)(B) of the Code) that includes the Company.

           Section 6       Conditions to Closing

            (a) Transfer of Shares of Subsidiary. It is understood and agreed by the parties that, prior to the Closing, the Company shall have transferred to another person or entity all of its ownership interest in and to the capital stock of Advanced Broadcast Systems, Inc., a Delaware corporation ("ABSI"), a subsidiary of the Company engaged in a separate video business, and that neither the shares nor any assets of ABSI shall constitute any part of the sale and purchase transaction under this Agreement.

            (b) Contract for Services. Buyer and Seller shall have agreed upon the terms of a Contract for Services between Seller and ABSI, which shall be executed by Seller and ABSI prior to or at the Closing.

           Section 7 Covenants of Seller. In addition to any covenants contained in the Controlling Agreement that apply to Seller and the Company, prior to the Closing the Company shall use its best efforts to obtain all necessary consents of any third parties required in connection with the execution and performance by the Company of this Agreement.

           Section 8       Section 338(h)(10) Election

            (a) With respect to the sale of the Shares, Seller and Buyer shall jointly make a Section 338(h)(10) Election (as hereinafter defined) in accordance with applicable laws and under any comparable provision of state or local law for which a separate election is permissible and as set forth herein. Buyer shall take all necessary steps to properly make a


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Section 338(g) Election (as hereinafter  defined) in connection with the Section
338(h)(10) Election in accordance with applicable laws and under any comparable provision of state, local or foreign law for which a separate election is permissible. Buyer and Seller agree to co-operate in good faith with each other in the preparation and timely filing of any tax returns required to be filed in connection with the making of such an election, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules.

            (b) Buyer shall be responsible for the preparation and filing of all
Section 388 Forms (as hereinafter defined) in accordance with applicable tax laws and the terms of this Agreement and shall deliver such Section 338 Forms at least 30 days prior to the date such Section 338 Forms are required to be filed. Seller shall execute and deliver to Buyer such documents or forms (including executed Section 338 Forms) as are requested by any laws in order to properly complete the Section 338 Forms at least 20 days prior to date such Section 338 Forms are required to be filed. Seller shall provide Buyer with such information as Buyer reasonably requests in order to prepare the Section 338 Forms by the later of 30 days prior to the date on which Buyer is required to deliver such forms to Seller. Buyer shall deliver to Seller a copy of all Section 338 Forms that have been filed within 30 days of such filing.

            (c) The Purchase Price, (and such amounts as required by Treasury Regulations promulgated under Section 338(b)(5) of the Code) shall be allocated in accordance with Section 338(b)(5) of the Code and the Treasury Regulations thereunder.

            (d) "Section 338 Forms" means all returns, documents, statements and other forms that are required to be submitted in any federal, state, county or other local taxing authority in connection with a Section 338(g) Election or a
Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any "statement of section 338 election" and IRS Forms 8023 (together with any schedules or attachments thereto) that are required pursuant to Treas. Regs. Section 1.338-1 or Treas.Regs. Section 1.338(h)(10)-1 or any successor provisions.

            (e) "Section 338(g) Election" means an election described in Section 338(g) of the Code in connection with an election under Section 338(h)(10) of the Code with respect to the acquisition of Shares pursuant to this Agreement.
Section 338(g) Election shall include any corresponding election under state or local law for which a separate election is


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permissible with respect to Buyer's acquisition of Shares pursuant to this
 Agreement.

            (f) "Section  338(h)(10)  Election"  means an election  described in
Section 338(h)(10) of the Code with respect to Buyer's acquisition of Shares pursuant to this Agreement. Section 338(h)(10) Election shall include any corresponding election under state or local law for which a separate election is permissible with respect to Buyer's acquisition of Shares pursuant to this Agreement.

           Section  9   Certain Tax Provisions

            (a) Tax Definitions. For purposes of this Agreement, "Code" shall mean the Internal Revenue Code of 1986, as amended; "Taxes" shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company or ABSI, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, licence, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties; and "Tax Returns" shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained in connection with the calculation, determination, assessment or collection of any Tax.

            (b)   Tax Covenants.

               (i) Seller shall prepare and file all Tax Returns with the appropriate governmental agencies relating to the Company for periods ending on or prior to the Closing Date and shall pay all Taxes due with respect to such Tax Returns except for Taxes accrued or reflected on the Business Balance Sheet. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company with respect to Taxes accrued or reflected on the Business Balance Sheet or covering a Tax year commencing prior to the Closing Date and ending after the Closing Date (a "Straddle Tax Return") and shall cause the Company to pay the Taxes shown to be due thereon, provided, however, that Parent and Seller shall promptly reimburse Buyer for the portion of such Tax that relates to a Pre-Closing Tax Period except to the extent it is accrued or reflected on the Business Balance


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Sheet.  Seller will  furnish to Buyer all  information  and  records  reasonably requested by Buyer for use in preparation of any Straddle Tax Returns. The Buyer shall allow Seller to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at any time during the forty-five (45) day period immediately preceding the filing of such Tax Return. The Buyer and Seller agree to cause the Company to file all Tax Returns for any Straddle Period on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis. For purposes of this Agreement "Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any taxable period that includes (but does not end on) the Closing Date ("Straddle Period").

               (ii) In the case of any Straddle Period, (i) real, personal and intangible property Taxes ("property Taxes") of the Company for the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of the Company (other than property Taxes) for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

               (iii) Seller and Vendor shall cause any tax sharing agreement or similar arrangement with respect to Taxes involving the Company to be terminated effective immediately before the Closing, to the extent any such agreement or arrangement relates to the Company, and after the Closing Date the Company shall have no obligation under any such agreement or arrangement for any past, present or future period except to the extent accrued or reflected on the Business Balance Sheet.

           Section 10      General Provisions.

          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

          (b) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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            (c) Headings.  All paragraph headings in this Agreement are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

            (d) Entire Agreement. Subject to the provisions of the Controlling Agreement, this Agreement and the instruments specifically provided for under this Agreement represent the entire agreement of the parties with respect to the subject matter hereof, and no provision or document of any kind shall be included in, or form part of, this Agreement unless it is in writing and is delivered to the other party by the party to be charged.



           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PANAVISION INC.                                     VISUAL ACTION HOLDINGS PLC

    /s/ Jeffrey J. Marcketta                             /s/ Robert K. Ellis
By:...........................                      By:........................

            E.V.P.                                                CEO
       Its:.................                                 Its:...............



                                                    VISUAL ACTION HOLDINGS, INC.

                                                        /s/ Robert K. Ellis
                                                    By:.........................

                                                                   President
                                                              Its:..............






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